Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PetIQ, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-219455, 333-223635 and 333-231795) on Form S-8 and the registration statement (No. 333-227186) on Form S-3 of PetIQ, Inc. of our report dated March 11, 2020, with respect to the consolidated balance sheets of PetIQ, Inc. as of December 31, 2019 and 2018, the related consolidated statements of (loss) income, comprehensive (loss) income, members’/stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of PetIQ, Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition as of January 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers, and related amendments, and also refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Update No. 2016-02, Leases (Topic 842), and related amendments.

/s/ KPMG LLP

Boise, Idaho
March 11, 2020